Exhibit 10.8

June 29, 2022

PRIVATE & CONFIDENTIAL

Mr. Travis L. Counts
1203 Community Lane
Midland, Texas 79701
via email – travis.l.counts@gmail.com

Re:    Employment Terms and Conditions – Chief Legal Officer and Secretary

Dear Travis:

Civitas Resources, Inc. (the “Company”) is pleased to offer you an employment position as Chief Legal Officer and Secretary (“CLO”), reporting to the Company’s President and Chief Executive Officer, effective as of August 1, 2022. In summary, as CLO, your compensation will be:

An annualized base salary of $682,500, subject to annual review and periodic increases at the discretion of the Company’s Board of Directors (the “Board”), to be paid in accordance with the Company’s payroll practices in effect from time to time, subject to all applicable withholdings and deductions;
Participation in the Company’s 2021 Long Term Incentive Plan (“LTIP”), subject to the terms and conditions of the LTIP and the award agreement(s) to be entered into thereunder, at the discretion of the Board and its Compensation Committee as further discussed below. The LTIP is administered by the Board and its Compensation Committee. Your annual “target” LTIP award will be equal to $1,365,000 per year. For 2022, you will receive your LTIP awards on the first day of your employment (the “Grant Date”), and the total number of Restricted Stock Units (“RSUs”) and Performance Stock Units (“PSUs”) included in your 2022 LTIP awards will be equal to the quotient of (i) $1,365,000 divided by (ii) the volume-weighted average price of the Company’s common stock for the 30 trading days immediately preceding the Grant Date (the “Grant Date Price”). Your 2022 LTIP awards will consist of the following mix of award vehicles (each of which will be subject to award agreements consistent with the 2022 grants that have been made to other executive officers of the Company):
o25% of total target value in RSUs, subject to three-year ratable time vesting from the Grant Date;
o50% of total target value in PSUs based on the Company’s absolute total shareholder return relative to pre-established goals during the measurement period 11/1/2021 to 12/31/2024; and
o25% of total target value in PSUs based on the Company’s relative total shareholder return versus a selected comparator group of companies during the measurement period 11/1/2021 to 12/31/2024;
In connection with your agreement to purchase, subject to compliance with applicable law and the Company’s policies and procedures, an aggregate of $700,000 of the Company’s common stock in open market transactions by December 31, 2022 at the fair market value on the purchase date(s), a one-time grant to you on the Grant Date of RSUs, using the form of award agreement consistent with the 2022 RSUs that have been granted to other executive officers of the Company, equal in number to the quotient of (i) $700,000 divided by (ii) the Grant Date Price. The RSUs will vest ratably over a three-year period, one-third on each of the first three anniversaries of the Grant Date;
Eligibility to participate in the Company’s 401(k) Plan;
Eligibility to participate in the Company’s health insurance plans upon your election;
Eligibility to participate in the Company’s flexible benefit plan (Section 125 Plan);
    CORPORATE OFFICE            555 17th Street, Suite 3700
    Denver, CO 80202
    Office: 303.293.9100

Participation in the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”) as a Tier 2 Executive (as such term is defined in the Severance Plan); and
Reimbursement of up to $150,000 in substantiated relocation expenses, incurred during the 18-month period commencing on August 1, 2022, that are reasonably required to relocate you and your family from your current home to a new home in the Denver area, which expenses may include moving expenses, temporary housing costs, travel costs, and full closing costs (including broker fees) associated with the sale of your existing home and the purchase of your new home.
Your participation in all Company compensation and benefit plans will be subject to the terms and conditions of such plans. The Company may modify compensation and benefits from time to time as it deems necessary in accordance with the terms and conditions of the plans set forth above and the Company’s policies. All forms of compensation paid to you as an employee of the Company will be paid less all applicable taxes and withholdings.

The terms and conditions of employment set forth in this Employment Letter are contingent upon your signing the Company’s Employee Restrictive Covenants, Proprietary Information and Inventions Agreement (the “PIIA”) attached hereto as Exhibit A.

You will be expected to abide by the Company’s rules and regulations, as such may be modified by the Company from time to time. This offer is contingent upon there not being any contractual impediments or obligations that would restrict your acceptance of this offer.

Notwithstanding anything to the contrary, your employment with the Company is AT WILL. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company, subject only to any rights or obligations that may be required by the Severance Plan or the PIIA, each as may be amended from time to time. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice, subject only to any rights and obligations that may be required by the Severance Plan or the PIIA, as each may be amended from time to time.

In consideration for the benefits to be provided to you under this Employment Letter to which you are not currently entitled, by executing this Employment Letter, you hereby (i) accept the terms of employment outlined in this Employment Letter and (ii) acknowledge and agree that this Employment Letter constitutes the entire agreement between you and the Company concerning your employment (except as otherwise may be set forth in the LTIP and any agreements entered into thereunder, the Severance Plan, the PIIA or any Indemnification Agreement entered into between you and the Company (collectively, the “Additional Agreements”)), and supersedes and terminates all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to its subject matters, except for the Additional Agreements. You agree that the Company has not made any promise or representation to you concerning this Employment Letter not expressed in this Employment Letter, and that, in signing this Employment Letter, you are not relying on any prior oral or written statement or representation by the Company, but are instead relying solely on your own judgment and the judgment of your legal and tax advisors, if any.

If you have any questions or need additional information, please feel free to contact me.

Sincerely,

/s/ Chris Doyle
M. Christopher Doyle

Accepted and agreed:

/s/ Travis L. Counts
Travis L. Counts
Date: June 29, 2022